KRUPP FUNDS GROUP

Dear Investor:

Please review the information provided and make any corrections. Enclosed is a self- stamped envelope for your convenience.


Current Information                               Please make any changes below:
Investor ID:
Units
Name:                         Name:               ______________________________

Name 2:                       Name 2:             ______________________________
                                                  ______________________________

Name 3:                       Name 3:             ______________________________
                                                  ______________________________

Address 1:                    Address 1:          ______________________________
                                                  ______________________________

Address 2:                    Address 2:          ______________________________
                                                  ______________________________

City/State/Zip:               City/State/Zip      ______________________________
                                                  ______________________________

Day Time Phone #:             Day Time Phone #:   ______________________________
                                                  ______________________________

Evening Phone #:              Evening Phone #:    ______________________________
                                                  ______________________________

e-mail Address:               e-mail Address:     ______________________________
                                                  ______________________________

Broker Name:                  Broker Name:        ______________________________
                                                  ______________________________

Brokerage Firm:               Brokerage Firm:     ______________________________
                                                  ______________________________

Account Number:               Account Number:     ______________________________
                                                  ______________________________

     ---------------------------------------------------------------------------
     Address questions about your account to:
     KRUPP Funds Group                  Or Call:
     One Beacon Street, Suite 1500
     Boston, Massachusetts 02108        Investor Communications:  1-800-605-6774

June 11, 1999

Dear Investor:

Due to continued investor interest in the tender offer of KRF3 Acquisition Company, L.L.C. ("KRF3") for Units of Krupp Realty Fund, Ltd.-III for $550.00 per Unit in cash less distributions made after May 14, 1999, if any, KRF3 is pleased to announce an extension of the offer, which will expire on June 18, 1999. Enclosed is Supplement No. 2 to the offer to purchase which contains important information about the tender offer and should be read carefully by Unitholders.

The highlights pertaining to the offer are listed below:

o    KRF3 continues to believe $550 is a fair price.

o You will get prompt payment of the cash consideration for Units - 3 weeks from the expiration of the offer.

o As part of the extension, we have also decided to purchase any and all Units tendered with no required minimum, subject to the terms of the offer.

o If you tender, capital invested in the partnership will be available for other uses.

o If you tender, you will receive your original investment back plus an additional 18.5% simple return over the 17-year life of the investment.

o    You will not incur any commissions or brokerage fees.

This one-week extension affords you the opportunity to weigh the benefits of this tender and will allow you the time to complete the enclosed paperwork.

If you have any questions or need assistance, please call our representatives at 800- 605-6774 and we will be happy to expedite this process for you.

KRF3 Acquisition Company, L.L.C.

June 11, 1999

Dear Investor:

Thank you for tendering your Units of Krupp Realty Fund, Ltd.-III. Due to continued investor interest in the tender, KRF3 Acquisition Company, L.L.C. has announced an extension, which will expire on June 18, 1999. Subject to the terms of the offer, we have decided to purchase any and all Units tendered with no required minimum. Enclosed is Supplement No. 2 to the offer to purchase which contains important information about the tender offer and should be read carefully by Unitholders. You can expect to receive the proceeds from your tender approximately 3 weeks after the expiration of the offer.

Since you have already tendered your Units, this one-week extension requires no further action by you.

If you have any questions or concerns regarding this information, please do not hesitate to contact our representatives at 800-605-6774.


KRF3 Acquisition Company, L.L.C.